UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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THE FIRST BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April __, 2018

Dear Shareholder:

We cordially invite you to attend the 2018 Annual Meeting of Shareholders of The First Bancshares, Inc., the holding company for The First, A National Banking Association, which will be held on Thursday, May 24, 2018, at 11:30 a.m. Central Time at The University of Southern Mississippi, Scianna Hall, 118 College Drive, Hattiesburg, Mississippi. At the meeting, we will report on our performance in 2017. We are excited about our achievements in 2017 and our plans for the future. We look forward to discussing these with you. We hope that you can attend the meeting and look forward to seeing you there.

The attached Notice of Annual Stockholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Members of our board of directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.

It is important that your shares be represented at the Annual Meeting whether or not you are able to attend in person. Even if you plan to attend the meeting, after reading the accompanying proxy materials, the Company encourages you to promptly submit your proxy by Internet, telephone or mail as described on the accompanying proxy card.

The board of directors and our employees thank you for your continued support.

Sincerely,

M. Ray (Hoppy) Cole, Jr. President and Chief Executive Officer

The First Bancshares, Inc.

Notice of Annual Meeting of Shareholders

to be held on May 24, 2018

This letter serves as your official notice that the The First Bancshares, Inc. (the “Company”), the holding company for The First, A National Banking Association (the “Bank”), will hold its annual meeting of shareholders on Thursday, May 24, 2018, at 11:30 a.m. Central Time at The University of Southern Mississippi, Scianna Hall, 118 College Drive, Hattiesburg, Mississippi for the following purposes:

1.	To elect the four Class II director nominees named in the accompanying Proxy Statement.
2.	To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Company for fiscal 2018.
3.	To approve, on an advisory basis, the compensation of the named executive officers of the Company as described in the proxy statement.
4.	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock.
5.	To vote on or transact any other business that may properly come before the meeting or any adjournment of the meeting.

Management currently knows of no other business to be presented at the meeting.

Shareholders of record owning the Company’s common stock at the close of business on March 29, 2018, are entitled to notice of and to attend and vote at the meeting. A complete list of these shareholders will be available at The First Bancshares, Inc.’s main office for ten days prior to the meeting.

The Securities and Exchange Commission (the “SEC”) allows issuers to furnish proxy materials to their shareholders over the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. You are cordially invited to attend the annual meeting in person. However, to ensure that your vote is counted at the annual meeting, please vote as promptly as possible.

By Order of the Board of Directors,

M. Ray (Hoppy) Cole, Jr.	E. Ricky Gibson
President and Chief Executive Officer	Chairman of the Board

April __, 2018
Hattiesburg, Mississipi

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2018

This Notice, the Proxy Statement for the annual meeting, proxy card and Annual Report to Stockholders for the year ended December 31, 2017, are available at www.edocumentview.com/FBMS. If you would like to receive a printed or emailed copy of the proxy materials, please follow the instructions set forth in the notice that was mailed to you.

The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 24, 2018

INTRODUCTION

Date, Time, and Place of Meeting

The Annual Meeting of Shareholders (the “Meeting”) of The First Bancshares, Inc. (the “Company”), the holding company for The First, A National Banking Association (the “Bank”) will be held at The University of Southern Mississippi, Scianna Hall, 118 College Drive, Hattiesburg, Mississippi, on Thursday, May 24, 2018, at 11:30 a.m. Central Time, or any adjournment(s) thereof (the "Meeting"), for the purpose of considering and voting upon the matters set out in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement is furnished to the shareholders of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the Meeting. This Proxy Statement summarizes the information that you need to know in order to cast your vote at the Meeting. You do not need to attend the Meeting in person to vote your shares of our common stock.

If you plan to attend the Meeting in person, please bring proper identification. If your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the shareholder of record of your shares, and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder and present it at the Meeting. You can obtain directions to the Meeting by contacting Chandra Kidd at 601-268-8998.

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials, including this proxy statement and our 2017 annual report, to shareholders by providing access to these documents online instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, most shareholders will only receive a notice that provides instructions on how to access and review our proxy materials online. If you would like to receive a printed or emailed copy of our proxy materials free of charge, please follow the instructions set forth in the notice that was mailed to you to request the materials. This Proxy Statement is available to you online at www.edocumentview.com/FBMS.

The mailing address of the principal executive office of the Company is Post Office Box 15549, Hattiesburg, Mississippi, 39404-5549.

The approximate date on which this Proxy Statement and form of proxy are first being mailed or made available to shareholders is April __, 2018.

Record Date; Voting Rights; Quorum; Matters to Be Considered at the Meeting; Vote Required

The record date for determining holders of outstanding stock of the Company entitled to notice of and to attend and vote at the Meeting is March 29, 2018 (the "Record Date"). Only holders of our common stock of record at the close of business on the Record Date are entitled to notice of and to attend and vote at the Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 12,339,492 shares of our common stock issued and outstanding, each of which is entitled to one vote on all matters. Shareholders do not have cumulative voting rights.

Under Mississippi law and our Bylaws, the holders of a majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Meeting. The inspector of election will determine whether a quorum is present at the Meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the Meeting for purposes of determining whether a quorum exists. In addition, shareholders of record who are present at the annual meeting in person or by proxy will be counted as present at the Meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals. Also, a “withhold” vote with respect to the election of a director nominee will be counted for purposes of determining whether there is a quorum at the Meeting, but will not be considered to have been voted for the director nominee.

At the Meeting, you will be asked to (1) elect four Class II director nominees; (2) ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for fiscal 2018; (3) approve, on an advisory basis, the compensation of our named executive officers; (4) approve the amendment to the Company’s Amended and Restated Articles of Incorporation to increase the authorized common stock; and (5) consider any other matter that properly comes before the Meeting.

The Board of Directors recommends that you vote:

•	FOR the election of four Class II director nominees recommended by the Board of Directors in this proxy statement;
•	FOR the ratification of the appointment of the independent registered public accounting firm of the Company;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in the Proxy Statement; and
•	FOR the approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock.

We do not expect any matters to be presented for action at the Meeting other than the matters described in this Proxy Statement. However, if any other matter does properly come before the annual meeting, the proxy holder will vote any shares of our common stock, for which he holds a proxy to vote at the annual meeting, in his discretion. However, by signing, dating and returning a proxy card or submitting your proxy and voting instructions via the Internet or telephone, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1: Election of four Class II director nominees	For or withhold on each director nominee	Plurality of votes cast	N/A	No effect

No. 2: Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company	For, against or abstain	Votes cast in favor exceed votes cast against	No effect	N/A

No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Votes cast in favor exceed votes cast against	No effect	No effect

No. 4: Approval of Amendment to Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock	For, against or abstain	Votes cast in favor exceed votes cast against	No effect	No effect

Our directors are elected by a plurality of the votes cast. This means that the candidates receiving the highest number of “FOR” votes will be elected. Under our Bylaws, to decide any other matters that come before the Meeting, the votes cast in favor of the matter must exceed the votes cast against the matter, unless a different vote is required by law, the Amended and Restated Articles of Incorporation or the Bylaws.

Submitting Proxies and Voting Instructions

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the shareholder of record of those shares and these proxy materials have been mailed to you by the Company, as applicable. You may submit your proxy and voting instructions via the Internet, telephone or by mail as further described below. Your proxy, whether submitted via the Internet, telephone or by mail, authorizes M. Ray (Hoppy) Cole, Jr. to act as your proxy at the Meeting, with the power to appoint his substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet or over the telephone

▪	You may submit your proxy and voting instructions via the Internet or telephone until 1:00 a.m. Central Time on May 23, 2018.

▪	Please have your proxy card available and follow the instructions on the proxy card.

•	Submit Your Proxy and Voting Instructions by Mail

▪	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

▪	If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and your title or capacity.

▪	Your proxy card must be received prior to May 24, 2018 in order for your shares to be voted.

▪	Proxy cards should be returned to Proxy Services, C/O Computershare Investor Services, P. O. Box 30202, College Station, TX 77842-9909.

If you submit your proxy and voting instructions via the Internet or telephone, you do not need to mail your proxy card. The proxies will vote your shares of our common stock at the Meeting as instructed by the latest dated proxy received from you, whether submitted via the Internet, telephone or by mail. You may also vote in person at the annual meeting.

If your shares of our common stock are held in a brokerage account by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the Internet or by telephone, if the bank, broker, trustee or other nominee offers these options or by completing, signing, dating and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock.

Shares of common stock represented by properly executed proxies, unless previously revoked, will be voted at the Meeting in accordance with the directions therein. If a properly executed proxy is submitted but no voting instruction are specified, such shares will be voted as the Board of Directors recommends, namely FOR each director nominee listed in this Proxy Statement, FOR the ratification of the appointment of the independent registered public accounting firm, FOR the approval, on an advisory basis, of the compensation of our named executive officers and FOR the approval of the amendment to the Amended and Restated Articles of Incorporation, and in the discretion of the person named in the proxy with respect to any other business that may come before the Meeting.

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting.

A proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy shall also be revoked if the shareholder is present and elects to vote in person or notifies the Secretary of the Company in writing at the Meeting of your wish to revoke your proxy. Your attendance alone at the Meeting will not be enough to revoke your proxy.

Broker-Non-Votes

If you properly complete, sign, date and return a proxy card or voting instruction form, your shares of our common stock will be voted as you specify. If you are a shareholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of the Board of Directors, as provided above. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the shareholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at shareholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the shareholder for whom it is holding shares.

Under the NYSE rules, the proposal relating to the ratification of the appointment of the independent registered public accounting firm of the Company is a discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your bank, broker, trustee or other nominee may vote your shares with respect to the ratification of the appointment of the independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to the election of directors, the compensation of our named executive officers and the amendment to our Amended and Restated Articles of Incorporation are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

Householding

We are permitted to send a single Notice of Annual Stockholders’ Meeting (“Notice”) and any other proxy materials we choose to mail to stockholders who share the same last name and address.  This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us in writing at the following address: Post Office Box 15549, Hattiesburg, Mississippi, 39404 Attn: Corporate Secretary. If you hold your shares through a bank, broker or trustee or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your broker.

PROPOSAL 1 – Election of Directors

Current Membership on the Board of Directors

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class II directors will expire at the Meeting. The term of each of the Class III directors will expire at the 2019 annual meeting of shareholders and the term of each of the Class I directors will expire at the 2020 annual meeting of shareholders. Our current directors and their classes as of March 29, 2018, are as follows:

Class I	Class II	Class III
Rodney D. Bennett, Ed.D (I)	Charles R. Lightsey (I)	David W. Bomboy, M.D. (I)
Ted E. Parker (I)	Fred A. McMurry (I)	M. Ray (Hoppy) Cole, Jr.
J. Douglas Seidenburg (I)	Thomas E. Mitchell (I)	E. Ricky Gibson(I)
Andrew D. Stetelman (I)

(I)	indicates independent director under Nasdaq director independence standards.

On March 14, 2017, as permitted under our Bylaws, the Board of Directors increased the size of the board from nine to ten members.

Class II Director Nominees

At the Meeting, shareholders are being asked to elect four (4) Class II director nominees each to serve a three-year term, expiring at the 2021 annual meeting of shareholders, or until their successors are elected and qualified. The Class II director nominees are listed below. Information regarding the directors nominees is provided below under “Information About Director Nominees.”

Class II
Charles R. Lightsey (I)
Fred A. McMurry (I)
Thomas E. Mitchell (I)
Andrew D. Stetelman (I)

The person named as proxy on the proxy card intends to vote your shares of our common stock for the election of the four Class II director nominees, unless otherwise directed. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If, contrary to our present expectations, any director nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the Board of Directors, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our Bylaws, our directors are elected by a plurality of votes cast by the shares entitled to vote and present at the Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE four CLASS iI director nomineeS, MESSRS. lightsey, mcmurry, mitchell and stetelman.

Information About Director Nominees and Continuing Directors

The following sets forth information we have obtained from the director nominees and continuing directors regarding: (a) their principal occupations for the last five years; (b) directorships they hold or have held within the last five years with other public companies, if any; (c) their ages at March 29, 2018; (d) the year they were first elected as a director; and (e) a description of positions and offices they hold with the Company or the Bank (other than as a director), as applicable. The below also sets forth the director’s particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board of Directors to conclude that the person should serve as a director of the Company:

Information about Director Nominees

Class II Director Nominees

Charles R. Lightsey, 78, has been a director of the Company since 2003 and is also a director of the Bank.

Background: Mr. Lightsey owns his own business as a Social Security Disability Representative. Mr. Lightsey worked with the Social Security Administration for from 1961 to 2000, serving as District Manager of the Laurel Office from 1968 to 2000. He is a recipient of The Commissioner's Citation, the highest accolade accorded by the SSA. His community involvement includes serving as a former deacon of the First Baptist Church of Laurel, member and Board of Directors of the Laurel Kiwanis Club, president of the Laurel-Jones County Council on Aging, member of the Pine Belt Mental Health Association Council and Chairman of the Federal, State and Local Government United Way. He received his degree in Management and Real Estate from the University of Southern Mississippi in 1961. He currently serves on the Laurel Advisory Branch Board. Mr. Lightsey served on the board of the Company’s Laurel bank prior to consolidation.

Experience/Qualifications/Skills: Mr. Lightsey has served on the Company’s board since 2003. His background as a manager with the Social Security Administration and his ownership of a business provide the board with a broad range of knowledge and business acumen. His business experience has equipped him with the skills necessary to be a leader on the board and to serve as chairman of the Corporate Governance Committee.

Fred A. McMurry, 53, has been a director of the Company since 1995 and is also a director of the Bank.

Background: Mr. McMurry is a lifetime resident of the Oak Grove area. He is currently President and General Manager of Havard Pest Control, Inc. with over 33 years of experience in this family-owned business. He also serves on the board of the Bureau of Plant Industry of the Mississippi Department of Agriculture and Commerce and the Dixie National Junior Livestock Sales Committee. In addition, he is President of West Oaks, LLC. and Vice President of Oak Grove Land Company, Inc.

Experience/Qualifications/Skills: Mr. McMurry has been a director of the Company since its inception in 1995. He contributes his extensive knowledge of the Lamar County area of Mississippi, which is one of the Company’s primary markets. His many years of experience in family-owned businesses give him a broad understanding of the needs of the Company’s customers as well as insight into the economic trends in the area. He also has been involved in real estate development which adds value to loan discussions.

Thomas E. Mitchell, 70, has been a director of the Company since 2017 and is also a director of the Bank.

Background: Mr. Mitchell, a resident of Bay Minette, Alabama, joined the Board of Directors of The First, A National Banking Association in July, 2016. He has been with Stuart Contracting Co., Inc. in Bay Minette, AL since 1975, where he serves as President. Stuart Contracting Co., Inc. is a major area contractor known for large-scale school, government, industrial and commercial projects of all types. Mr. Mitchell is involved in numerous other partnerships and companies and is a part owner in a number of shopping center projects and office parks and various other residential and commercial projects in Alabama. He is a member of First Baptist Church of Bay Minette where he serves as a deacon.

Experience/Qualifications/Skills: Mr. Mitchell served on the Board of Directors of SouthTrust Corporation from 1996 until 2004 and has served as director for American Fidelity Insurance Company since 2014. The Board feels that Mr. Mitchell’s vast business experience as well as his knowledge of the Alabama and Florida markets will be an asset. Mr. Mitchell’s experience will provide the board with insight into the trends and risks of the market in which he lives and works.

Andrew D. Stetelman, 57, has been a director of the Company since 1995 and is also a director of the Bank.

Background: Mr. Stetelman became the third generation of his family in London and Stetelman Realtors in 1981. He graduated from the University of Southern Mississippi in 1983. He has served in many capacities with the National, State, and Hattiesburg Board of Realtors, including President. He was selected as Realtor of the Year in 1992 of the Hattiesburg Board of Realtors and in 2001 he became the first Mississippi Commercial Realtor of the Year. He has served as the chairman of the Hattiesburg Convention Center since 1994, serves as a board member of the Area Development Partnership, and is a member of the Kiwanis International.

Experience/Qualifications/Skills: Mr. Stetelman has been a director of the Company since its inception in 1995. His experience in commercial real estate and real estate investments provides the board with insight to the trends and risks associated with residential, rental, and commercial real estate within all of the Company’s markets. His advice on all real estate issues is very valuable to the board.

Information about Continuing Directors

Rodney D. Bennett, Ed.D, 51, has been a director of the Company since 2017 and is also a director of the Bank.

Background: Since 2013, Dr. Bennett has served as the President of The University of Southern Mississippi in Hattiesburg, Mississippi. In this role, he is responsible for the management and administrative oversight of every facet of institutional operations on two campuses. He is affiliated with the American College Personnel Association, the New President’s Academy Advisory Committee, American Association of State Colleges and Universities, the NCAA/Conference USA, as well as numerous other organizations.

Experience/Qualifications/Skills: Dr. Bennett’s background and numerous affiliations provide the board with a broad range of experience and knowledge of organizational management. His insight provides significant value to the board.

David W. Bomboy, M.D., 72, has been a director of the Company since 1995 and is also a director of the Bank.

Background: Dr. Bomboy is a lifelong resident of Hattiesburg, Mississippi. He received a B.S. with honors in Pre-Medicine from the University of Mississippi in 1968 and earned an M.D. degree from the University of Mississippi Medical Center in 1971. Dr. Bomboy completed his orthopedic surgical training at the University of Mississippi in 1976. He is a board-certified orthopedic surgeon and has practiced orthopedics in southern Mississippi for 41 years. Dr. Bomboy is a member of the Mississippi State Medical Association, the American Medical Association, and the Mississippi Orthopedic Society and is past president. He served as president of the Methodist Hospital Medical Staff.

Experience/Qualifications/Skills: Dr. Bomboy is the sole physician on the Company’s board which enables him to bring a different perspective to the challenges the board faces. His background, experience, and knowledge of the medical and business communities are important in the board’s oversight of management. His past involvement in real estate development adds another perspective to board discussions.

M. Ray (Hoppy) Cole, Jr., 55, served as director of the Company from 1998 to 1999 and from 2001 through the present and is also a director of the Bank.

Background: Mr. Cole currently serves as CEO and President of the Bank and the Company. Prior to joining the Bank in September 2002, Mr. Cole was Secretary/Treasurer and Chief Financial Officer of the Headrick Companies, Inc. for eleven years. Mr. Cole began his career with The First National Bank of Commerce in New Orleans, Louisiana and held the position of Corporate Banking Officer from 1985-1988. In December of 1988, Mr. Cole joined Sunburst Bank in Laurel, Mississippi serving as Senior Lender and later as President of the Laurel office. Mr. Cole graduated from the University of Mississippi where he earned a Bachelor's and Master's Degree in Business Administration. Mr. Cole also attended the Stonier Graduate School of Banking at the University of Delaware. He also served as a director of the Company’s Laurel bank prior to consolidation.

Experience/Qualifications/Skills: Mr. Cole has served on the board of the Company for more than fifteen years. Mr. Cole’s years of experience in banking as well as his experience as CFO of a large company lend expertise to the board. His insight is an essential part of formulating the Company’s policies, plans and strategies.

E. Ricky Gibson, 61, serves as Chairman of the Board and has been a director of the Company since 1995 and is also a director of the Bank.

Background: Mr. Gibson has been president and owner of N&H Electronics, Inc., a wholesale electronics distributor, since 1988 and of Mid South Electronics, a wholesale consumer electronics distributor, since 1993. He attended the University of Southern Mississippi. He is a member of Parkway Heights United Methodist Church.

Experience/Qualifications/Skills: Mr. Gibson has served on the board of the Company since its inception in 1995. As the owner of wholesale electronics distributorships, Mr. Gibson is knowledgeable about all aspects of running a successful business and he understands the challenges business owners face. Also, he has developed an understanding of the Company’s bank and the banking industry in general, particularly in the area of audit and executive compensation. He serves as Chairman of the Board of both the Company and the Bank and has served as chairman of the audit committee of the Bank’s board of directors and is chairman of the compensation committee.

Ted E. Parker, 58, has been a director of the Company since 1995 and is also a director of the Bank.

Background: Mr. Parker attended the University of Southern Mississippi and served as a licensed commodity floor broker at the Chicago Mercantile Exchange. He has been in the stocker-grazer cattle business for more than 30 years. He is currently serving on Bayer Animal Health Advisory Board and on the Marketing and International Trade Committee of the National Cattleman’s Beef Association. He served as a board member of Farm Bureau Insurance. He is a member of the National Cattlemen's Association, the Texas Cattle Feeders Association, Covington County Cattlemen’s Association, and the Seminary Baptist Church.

Experience/Qualifications/Skills: Mr. Parker has served on the board of the Company since its inception in 1995. His experience in the cattle business provides the board with insight into the needs of the agricultural community in the Company’s markets. He is very familiar with the market in which he lives and works and is also very involved in his community.

J. Douglas Seidenburg, 58, has been a director of the Company since 1998 and is also a director of the Bank.

Background: Mr. Seidenburg is the owner and president of Molloy-Seidenburg & Co., P.A. since 1989. He has been a CPA since 1983. Mr. Seidenburg is involved in many civic, educational, and religious activities in the Jones County area. Past activities include serving as president of the Laurel Sertoma Club, president of the University of Southern Mississippi Alumni Association of Jones County, one of the founders of First Call for Help, a local United Way Agency started in 1990, treasurer of St. John's Day School, director of Leadership Jones County and Future Leaders of Jones County. Mr. Seidenburg is a 1981 graduate of the University of Southern Mississippi, where he earned a B.S. degree in Accounting. Mr. Seidenburg served as director of the Laurel bank prior to consolidation.

Experience/Qualifications/Skills: Mr. Seidenburg has served on the board of the Company since 1998. He is Chairman of the Audit Committee and serves as the Financial Expert. His experience as a CPA and his knowledge of corporate governance provide the board with an understanding of financial and accounting issues that are faced in today’s business environment.

Family Relationships

M. Ray (Hoppy) Cole, Jr., Director, CEO and President of the Company and the Bank, is the son of Ellen Cole, former President, Pascagoula Branch, who retired and is now working part time as a Community Development Officer for the Bank, and the father of Milton R. (Mit) Cole, III, former President, Laurel Branch, who now is in the Private Banking Division. E. Ricky Gibson, Chairman of the Board is the father-in-law of Chase Blankenship, who serves as Senior Vice President and Commercial Lender in Hattiesburg.

EXECUTIVE OFFICER COMPENSATION

Executive Officers

Our named executive officers (“NEOs”) for 2017, and the positions held by them on December 31, 2017 are:

M. Ray (Hoppy) Cole, Jr., 56, CEO and President of the Company and the Bank, Vice Chair of the Board of Directors. Mr. Cole’s biography is provided above under “Information About Continuing Directors.”

Donna T. (Dee Dee) Lowery, CPA, 51, Executive Vice President and Chief Financial Officer of the Company and the Bank. Ms. Lowery has served as Executive Vice President and Chief Financial Officer of the Company and the bank since she joined the Company in February 2005. Prior to joining the Company, Ms. Lowery was Vice President and Investment Portfolio Manager of Hancock Holding Company from 2001 to 2005. Ms. Lowery began her career in 1988 with McArthur, Thames, Slay and Dews, PLLC as a staff accountant prior to joining Lamar Capital Corporation in 1993. From 1993 until the merger in 2001 with Hancock Holding Company, Mrs. Lowery held several positions beginning with Internal Auditor from 1993 to 1995, Comptroller from 1995 to 1998 and then Chief Financial Officer and Treasurer from 1998 to 2001. Ms. Lowery graduated from the University of Southern Mississippi where she earned a Bachelor’s Degree in Business Administration with an emphasis in Accounting. Mrs. Lowery is on the Advisory Board for the Business School at the University of Southern Mississippi.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers in publicly traded financial institutions.

2017 Financial Highlights

•	Net income of $10.6 million, increasing 10% from 2016 and 14% from 2015;
•	Net interest income of $59.2 million compared to $40.3 million in 2016;
•	13.6% increase in loans exclusive of acquisitions compared to prior year;
•	7.3% increase in deposits exclusive of acquisitions compared to prior year;

The Company performed well in 2017, reporting record net income of $10.6 million which includes the negative impact of a $2.1 million write-off of our deferred tax asset as a result of the enactment of the Tax Cuts and Jobs act in December 2017, as well as $4.2 million in charges associated with the acquisitions of Iberville Bank and Gulf Coast Community Bank. We benefited from continued growth in both loans and deposits when compared to 2016. Our net interest income reached a record of $59.2 million, primarily due to an increase of $0.5 billion in average earning assets as well as the effect of increases in interest rates on loan yields.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns the interests of the executive officers with the Company’s overall business strategy, values and management initiatives. The Company’s compensation policies are intended to reward executives for strategic management and the enhancement of shareholder value and support a performance-oriented environment that rewards achievement of internal goals. The Company has also adopted a Compensation Philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the NEOs. Our philosophy generally targets near the market (peer) median for NEO base salaries with a strong emphasis on incentive compensation programs that provide an alignment between pay and performance.

The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To that end, the Committee believes in rewarding the NEOs with reasonable incentive compensation awards if Company performance meets established targets and is comparable to the median (50th percentile) of the peer group data. This is a critical piece in the compensation plan design at the Company and is realized through the ability of the NEOs to annually earn both short-term (cash) and long-term (stock-based) incentive payouts when performance justifies such awards.

Role of Executive Officers in Compensation Decisions

The Committee annually reviews, determines and approves the annual compensation, including salary, bonus, incentive and other compensation of the Chief Executive Officer, approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, and evaluates performance in light of these goals and objectives.

The Committee and the Chief Executive Officer annually review the performance of each of the named executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee). The CEO recommends salary adjustments and annual award amounts based on these reviews, other than for himself, to the Committee. The Committee can exercise discretion in modifying or adjusting recommended compensation or awards to executives. The Committee then submits its recommendations on executive compensation to the full Board for approval.

Setting Executive Compensation

The Compensation Committee monitors the results of our annual advisory vote on executive compensation each year. Our advisory say-on-pay proposal at the 2017 annual meeting of stockholders received an affirmative vote of approximately 97% in favor of our 2016 executive compensation. As a result, the Compensation Committee did not implement any specific changes to our executive compensation programs based on the 2017 shareholder advisory vote. The Compensation Committee intends to monitor the results of this year’s say-on-pay proposal vote and to incorporate such results as one of many factors considered in connection with the discharge of its responsibilities. The Company maintains active engagement with our shareholders, communicating directly with the holders of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise. We encourage shareholders to communicate with us regarding our corporate governance and executive compensation. Communications from shareholders on these subjects are reported to the Compensation Committee or the Governance and Nominating Committee, as appropriate.

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Independent Compensation Consultant

The Committee has retained Blanchard Consulting Group (“Blanchard”), an independent third party consultant, to provide research for benchmarking purposes related to executive compensation. Blanchard is a national firm with an exclusive focus on the banking and financial services industry. Blanchard does not provide any services to the Company besides compensation consulting services, and reports directly to the Compensation Committee. The Compensation Committee has evaluated Blanchard’s independence, including the factors relating to independence specified in Nasdaq Stock Market Listing Rules, and determined that Blanchard is independent.

Additionally, the Company subscribes to and participates in the Mississippi Bankers Association survey, which provides the Committee with comparative compensation data from the Company’s market areas and its peer groups. This information is used by the Committee to ensure that it is providing compensation opportunities comparable to its peer group, thereby allowing the Company to retain talented executive officers who contribute to the Company’s overall and long-term success.

In 2017, the Committee utilized Blanchard to assess CEO base salary and total compensation as compared to a peer group of twenty-five publicly traded banks. The peer companies include the following:

1	Fidelity Southern Corporation	LION
2	State Bank Financial Corporation	STBZ
3	Community Trust Bancorp, Inc.	CTBI
4	FB Financial Corporation	FBK
5	Stock Yards Bancorp, Inc.	SYBT
6	Franklin Financial Network, Inc.	FSB
7	Stonegate Bank	SGBK
8	Capital City Bank Group, Inc.	CCBG
9	Atlantic Capital Bancshares, Inc.	ACBI
10	Wilson Bank Holding Co.	WBHC
11	Bear State Financial, Inc.	BSF
12	National Commerce Corporation	NCOM
13	MidSouth Bancorp, Inc.	MSL
14	Carolina Financial Corporation	CARO
15	Farmers Capital Bank Corporation	FFKT
16	Home Bancorp, Inc.	HBCP
17	First Guaranty Bancshares, Inc.	FGBI
18	Charter Financial Corporation	CHFN
19	Southern First Bancshares, Inc.	SFST
20	CapStar Financial Holdings, Inc.	CSTR
21	Colony Bankcorp, Inc.	CBAN
22	Investar Holding Corporation	ISTR
23	SmartFinancial, Inc.	SMBK
24	Kentucky Bancshares, Inc.	KTYB
25	Citizens Holding Company	CIZN

The Compensation Committee and executive management utilized Blanchard’s reports and reviews to assist with decisions during 2017 but did not solely rely on them. The ultimate decisions made by the Committee and management were a balance between internal views and strategy along with the outside perspective of our independent consultant.

Compensation Policies and Practices as They Relate to Risk Management

The Company’s compensation plans utilize a balance of profitability and strategic goals (such as core deposit growth, asset quality, and audit/compliance) to ensure the officers of the Bank are focusing both on profits and strategic goals that are linked to the long-term viability of the organization.

In addition, the Committee has incorporated restricted stock into the compensation package for the named executive officers to tie a portion of their total compensation package to the long-term performance of the Bank. The Committee utilizes a vesting provision with these equity grants to help retain key officers and allow these amounts to be eligible for any clawback policies implemented by the Board.

The Compensation Committee has reviewed with senior risk officers the NEO incentive compensation arrangements and has made efforts to ensure that such arrangements do not encourage NEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

2017 Executive Compensation Components

Historically, and for the fiscal year ended December 31, 2017, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based cash incentive bonus compensation;

•	equity incentive compensation based on achievement of performance targets;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. When determining salary increases, the Committee uses a Compensation Philosophy that targets the median (50th percentile) of the competitive market for executives that are meeting performance expectations and the upper quartile of market (or the base salary range) for executives that are high performers or exceeding performance expectations. Base salary ranges for named executive officers are determined for each executive using market research and based on his or her position and responsibility.

During its review of base salaries for executives, the Committee primarily considers: 1) performance of the Company; 2) market data provided by the Company’s outside consultants; 3) the level of the executive’s compensation, both individually and relative to other officers; and 4) individual performance of the executive. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based-increases to salaries of the named executive officers are based on the Committee’s assessment of the individual’s performance. In light of the performance of the Bank in fiscal 2017, and the NEO’s contributions to the Bank’s strategy, including completion and negotiation of acquisitions during the fiscal year, the Committee recommended to the Board and the Board approved, the following base salary adjustments:

	2016 Base Salary	2017 Base Salary	% Increase
M. Ray (Hoppy) Cole, Jr.	$360,374	$401,433	11.4%
Donna T. (Dee Dee) Lowery	$184,357	$223,000	21.0%

Performance-Based Cash Incentive Bonus Compensation

The Company has established an incentive bonus compensation plan that is based upon individual performance as well as team and corporate performance. Cash incentive payments that are authorized to be paid to eligible officers under the performance incentive plan are payable on an annual basis during the year following the year in which the services were performed and are contingent upon such executive officer's continued employment with the Company through the date of payment.

During the first quarter of 2017, independent directors of the Board, upon the recommendation of the Compensation Committee, established short-term cash incentive awards for executive officers as percentages of their 2017 base salary, with maximum earning opportunities that ranged from 15% to 30% of base salary, depending upon the executive. In addition to financial performance measures, each named executive officer in the Company has unique indivudial performance goals in up to seven categories. The incentive plan provides each elibigle officer with a “balanced scorecard” that establishes specific corporate and shareholder-related performance goals balanced by the officer’s area of responsibility, his or her business unit, and his or her expected individual level of contribution to the Company’s achievement of its corporate goals The particular individual performance measures were designed to reward the actions determined to be most important for that individual to achieve for the specified year. For fiscal 2017, performance for each of the NEOs was measured in the following areas:

•	Leadership;
•	Strategic Planning;
•	Financial Results;
•	Succession Planning;
•	Human Resources;
•	Internal Communications;
•	External Relations; and
•	Board/CEO Communication.

Fiscal 2017 performance goals for the NEOs for the cash-based incentive plan included Bank pre-tax net income, loan growth, deposit growth, and for Ms. Lowery only, the results of an internal audit.

The range of specific targets and relative weights for each performance metric were as follows:

	Threshold – 50% of Incentive	Maximum – 100% of Incentive	Actual	Payout % Earned
Bank Pre-Tax Income	$20,303,000	$21,318,150	$20,834,406	50%
Bank Loan Growth	117,208,000	146,510,000	117,976,000	50%
Bank Deposit Growth	83,638,000	104,547,500	96,306,000	50%
Internal Audit Review	2	1	1	100%
Individual Scorecard	3	4	4	100%

Based on the achievement of the performance metrics described above, the following cash bonuses were awarded for the year ended December 31, 2017:

M. Ray (Hoppy) Cole, Jr.:

	Target Payout as a % of Salary	Payout % Earned	Payout as a % of Salary	Actual Incentive Earned
Bank Pre-Tax Income	10%	50%	5.0%	$20,072
Bank Loan Growth	5%	50%	2.5%	10,036
Bank Deposit Growth	5%	50%	2.5%	10,036
Individual Scorecard	10%	100%	10.0%	40,143
Total	30%		20.0%	80,287

Donna T. (Dee Dee) Lowery:

	Target Payout as a % of Salary	Payout % Earned	Payout as a % of Salary	Actual Incentive Earned
Bank Pre-Tax Income	4%	50%	2%	$4,460
Bank Loan Growth	2%	50%	1%	2,230
Bank Deposit Growth	2%	50%	1%	2,230
Average Audit Results	3%	100%	3%	6,690
Individual Scorecard	4%	100%	4%	8,920
Total	15%		11%	24,530

Equity Incentive Compensation

2007 Stock Incentive Plan

In 2007, the Company adopted The First Bancshares, Inc. 2007 Stock Incentive Plan (the “2007 Plan”), and in 2014, the 2007 Plan was amended to add an additional 300,000 shares. The 2007 Plan provides for the issuance of up to 615,000 shares of Company common stock subject to Awards. Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

Awards of Company common stock under the 2007 Plan may be in the form of stock options, including incentive stock options, stock appreciation rights, restricted stock awards, dividend equivalent rights, performance unit awards, restricted stock units or other stock-based awards (including without limitation, awards entitling recipients to receive shares of Company common stock to be delivered in the future) (collectively referred to as "Awards").

In 2017, the independent directors of the Board, upon the recommendation of the Compensation Committee, established target long-term equity incentive awards for executive officers using shares of restricted stock with maximum earning opportunities of up to 6,500 shares for Mr. Cole and up to 3,300 shares for Ms. Lowery. The Committee utilized restricted stock to have a stronger immediate retention vehicle for key officers. Similar to the cash-based annual incentive plan, a pay-for-performance approach is used to determine the amount of equity awards granted to each plan participant. The Board established performance goals for fiscal 2017 that were tied to the maximum restricted stock award. The performance goals utilized in the long-term plan design are linked to both corporate and shareholder performance criteria and included bank pre-tax net income, asset growth and credit quality. The number of shares of restricted stock subject to the award is determined based on the Bank’s achievement of the performance metrics, and once granted the award is subject to cliff vesting on the fifth anniversary of the vest date.

The range of specific targets and relative weights for each performance metric were as follows:

	Threshold – 25% of Shares Earned	Target – 50% of Shares Earned	Maximum – 100% of Shares Earned	Actual
Bank Pre-Tax Income – 33% of Award	$18,272,700	$20,303,000	$21,318,150	$20,834,406
Total Assets – 33% of Award	1,563,674,120	1,737,415,689	1,824,286,473	1,811,296,447
Bankwide Credit Administration Score – 34% of Award	3	2	1	1

Results falling between the specified values reflected above result in proportional adjustment of the payout amounts.

Achievement of the performance measures set forth above resulted in the following number of shares granted as restricted stock awards in February 2018 for the year ended December 31, 2017:

	Total Number of Shares at Maximum	Bank Pre-Tax Income – 33% of Award	Total Assets – 33% of Award	Bankwide Credit Administration Score – 34% of Award	Total Shares of Restricted Stock Awarded
M. Ray (Hoppy) Cole, Jr.	6,500	1,634	1,985	2,210	5,829
Donna T. (Dee Dee) Lowery	3,300	830	1,008	1,122	2,960

Special Equity Grants

On June 3, 2017, the Board of Directors awarded a special grant of restricted stock in the amount of 3,584 shares for Mr. Cole and 675 shares for Ms. Lowery for the successful completion and integration of the acquisition of Iberville Bank and Gulf Coast Community Bank. The grants will cliff vest after five years from the grant date.

Vesting and Retention Provisions Applicable to Equity Awards

The Company has implemented a policy that all shares granted through the 2007 Plan will include at least a three year vesting provision, unless extraordinary circumstances are determined by the Board. Beginning in 2014, the restricted stock awards earned based on the satisfaction of performance metrics will cliff vest on the fifth anniversary of the grant date, assuming the continued service of each of the holders through such vesting date. Vesting of such Awards will be accelerated in the event of the holder's death or disability while in the service of the Company or upon such other event as determined by the Committee in its sole discretion. The 2007 Plan also contains a double trigger change-in-control provision pursuant to which unvested shares of stock granted through the plan will be accelerated upon a change in control if the executive is terminated without cause as a result of the transaction (as long as the shares granted remain part of the Company or are transferred into the shares of the new company). Unvested shares issued as restricted stock awards must be retained by the executive officer subject to the clawback and forfeiture provisions applicable to such shares, and therefore may not be sold, pledged or otherwise transferred or hedged during the vesting periods.

Stock Ownership Guidelines

The Committee has established expectations for ownership of our common stock by our CEO and CFO. Under these guidelines, our CEO is expected to attain an investment position in our common shares equal to two times his or her base salary and our CFO is expected to attain an investment position in our common shares equal to one times his or her base salary. Exceptions to these ownership guidelines may be approved by Compensation Committee for good reason. At December 31, 2017, all of our NEOs were in compliance with the ownership guidelines.

Clawback, Repricing, Underwater Grant Buyback and Hedging Policies

As a matter of policy, we expect incentive awards of executive compensation that are made on the basis of financial metrics to be structured with “clawback” provisions that would allow the Company to recoup awards under certain circumstances such as a material misstatement of financial performance. The Committee implemented “clawback” provisions in all short-term and long-term incentives beginning in 2017.

We also have a philosophy that we will not reprice options, stock appreciation rights, or other equity awards, the value of which derives from the value of our common shares, on account of declines in our stock price, or buy back “underwater” stock options from those who hold option grants for cash. The Company’s Board has approved an amendment to the 2007 Plan to prohibit repricing of equity awards granted under the plan and to prohibit the cash buyback or exchange for other stock awards of underwater options and stock appreciation rights.

Certain transactions in the Company’s equity securities, or which are linked to the value of the Company’s equity securities, may be considered “short term” or “speculative” in nature. These transactions may create the appearance that they were based on non-public information or that the incentives of the employees are no longer aligned with, and may in fact be opposed to, the interests of the Company and its shareholders. As a result, the Board of Directors has implemented a policy that prohibits Directors and Corporate Officers from undertaking these types of transactions, including hedging, holding stock in a margin account, or pledging stock as collateral for a loan.

Retirement and Other Benefits

All employees of the Company, including named executive officers, are eligible to participate in the The First Bancshares, Inc. 401(k) Plan and Trust (the “401(k) plan”). We adopted the 401(k) plan to enable employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) plan allows eligible employees to elect to contribute up to 100% of their eligible compensation, up to the annual IRS dollar limit. Eligible compensation generally means all wages, salaries and fees for services paid by us. We contribute 50% of employee’s deferral (up to a maximum of 6%) for each eligible employee per year to their 401(k) plan.  We may also elect to make a discretionary profit sharing contribution for each eligible employee. In 2017, our employer matching contribution to the 401(k) was $512,775.75.

The Company sponsors an Employee Stock Ownership Plan (ESOP), which was established in 2006 for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are made by the Company only and are at the discretion of the Board of Directors. At December 31, 2017, the ESOP held 5,728 shares of Company common stock and had no debt obligation. In 2017 our contribution to the ESOP was $3,500.

Supplemental Executive Retirement Plans

The NEOs participate in a Supplemental Executive Retirement Plan (SERP) with the Company that provides for an annual supplemental retirement benefit in the fixed amount of $164,110 for Mr. Cole and $89,140 for Ms. Lowery. Mr. Cole and Ms. Lowery vest 10% per year until full vesting occurs following ten years of service, and both are currently 30% vested in the benefit. Amounts become payable upon their death, disability, termination of employment, or retirement. The benefit is forfeited in the event of termination for "Cause" as described in the agreement. Except in cases of death or disability, the benefit will commence on the first day of the month following their 65th birthday.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs. Mr. Cole is provided use of a company automobile. The vehicle is provided primarily for business travel. Personal use is taxed through the Company’s payroll process. Mr. Cole and Ms. Lowery are entitled to receive a cash payment upon such executive’s death through the split dollar death benefit funded by bank owned life insurance.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2017, are included in the “All Other Compensation” column of the “Summary Compensation Table”.

Agreements With NEOs

Employment Agreement with Mr. Cole

In connection with his election as President and CEO of the Bank, the Bank and Mr. Cole entered into an employment agreement, effective May 31, 2011 (the “Agreement”). The Agreement provides for Mr. Cole to serve as President and CEO of the Bank for a term of three years beginning January 1, 2011, with an automatic rolling three-year extension, unless either the Bank or Mr. Cole provides 90 day’s notice of non-extension, in which case the Agreement would expire at the end of the then-current term. No prior notice is required in the case of termination for Cause.

Mr. Cole is paid a base salary subject to annual review as the Board of Directors may determine and is eligible to earn an annual cash bonus. Mr. Cole is also eligible to receive equity compensation awards on such basis as the Board of Directors determines and is eligible to participate in any benefit plans or programs that are offered to senior executives generally.

On any cessation of employment, Mr. Cole will be entitled to his earned but unpaid base salary. If Mr. Cole’s employment is terminated by the Bank without Cause, or if he voluntarily terminates his employment for Good Reason, each, as defined in his agreement, he will be entitled to a pro rata portion of the annual incentive payment for the year in which the termination occurs, and a lump sum payment in an amount equal to the greater of (i) the remaining salary due had Mr. Cole been employed through the end of the current term or (ii) eighteen months of his current salary, in addition to continued benefits through the end of the current term.

In the event there is a change in control, Mr. Cole will be entitled to (i) a lump sum payment equal to two times his base salary, (ii) all payments, benefits, bonuses or incentives, subject to their plan document, that would ordinarily be available to other employees, and (iii) accelerated vesting of any unvested deferred compensation. If Mr. Cole’s employment is terminated by the Bank without Cause or he resigns for Good Reason, he will be entitled to continuing medical, life and disability insurance coverage on the same basis as prior to termination for the remainder of the then current term.

If Mr. Cole’s employment is terminated due to disability, his employment would be terminated, and his salary would continue for six months or, if earlier, until the date payment begins under his disability policy, in addition to earned compensation and bonus described below. If Mr. Cole dies during the term, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of his earned compensation and pro-rata share of his annual bonus target amount for that year.

For purposes of the Agreement, “Good Reason” means (i) the failure to continue in effect any material benefit set forth in the Agreement (unless done on a Bank-wide basis), (ii) a material breach of the agreement by the Bank, or (iii) a Change in Control.

For purposes of the Agreement, “Change in Control” means (i) the acquisition by any person or group of the power to vote, or the acquisition of, more than 50% ownership of the Company’s voting stock, (ii) the acquisition by any person or group, during the twelve month period ending on the date of the most recent acquisition, of ownership of stock possessing fifty percent (50%) or more of the total voting power of the stock of the Company, (iii) the replacement during any twelve month period of a majority of the members of the Board of Directors of the Company by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of such appointment or election, or (iv) the acquisition by any person or group, during the twelve month period ending on the date of the most recent acquisition, of assets of the Bank having a total gross fair market value of more than eighty percent (80%) of the total gross fair market value of all of the assets of the Bank immediately prior to such acquisition.

Under the Agreement, Mr. Cole is subject to standard confidentiality, non-solicitation and non-competition obligations during the term of the Agreement and for at least one year after his employment ends.

Change in Control Agreement with Ms. Lowery

The Company entered into a Change in Control Agreement with Ms. Lowery that provides for certain benefits upon a Change in Control, as defined above. If, following a Change in Control, Ms. Lowery’s employment is involuntarily terminated other than for Cause or she resigns her position for Good Reason, she would be entitled to (i) a lump sum payment equal to two times her then-current base salary, (ii) continued benefits through the closing date of the Change in Control and for twenty-four months following the closing date, and (iii) immediate vesting of all cash-based and stock-based compensation, and any benefits under deferred compensation plans, subject to the achievement of performance-based conditions.

The amounts which would have been payable to Mr. Cole and Ms. Lowery, assuming a termination event on December 31, 2017, are provided in the Potential Payments Upon Termination or Change in Control Table beginning on page 29.

Deductibility of Executive Compensation

As part of its role,p in 2017, the Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. For fiscal 2017, the deductibility of officer compensation was not limited by Section 162(m). The Compensation Committee is currently considering what impact the loss of deductibility under the Tax Cuts and Jobs Act will have on the design of our executive compensation plan for 2018, if any.

Board of Directors and Compensation Committee Discretion; Adjustments

Additional performance bonuses, restricted stock, and other stock-based awards may be made within the discretion of the Compensation Committee and the Board of Directors. The Compensation Committee also may consider other factors, and may change the basis of assessing our performance in the future, based upon our annual or longer-term goals.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2017, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. In addition, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our board of directors or on our Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This Report is submitted by the Compensation Committee of the board of directors of The First Bancshares, Inc.

E. Ricky Gibson, Chairman David W. Bomboy Ted E. Parker Andrew D. Stetelman

Executive Compensation Tables

The First Bancshares, Inc.
Summary Compensation Table
For the Year Ended December 31, 2017

Name and Principal Position	Year	Salary	Non-equity Incentive Plan Compensation (1)	Stock Awards (2)	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings (3)	All Other Compensation (4)	Total
M. Ray (Hoppy) Cole, Jr.,	2017	$386,172.77	$80,286.60	$396,318.65	$55,040.00	$21,480.93	$939,298.95
President and Chief Executive Officer	2016	360,374.37	0.00	183,667.90	423,968.00	44,504.55	1,012,514.82
	2015	309,999.41	0.00	122,955.30	29,464.00	36,753.48	499,172.19

Donna T. (Dee Dee) Lowery,	2017	198,687.02	24,530.00	129,432.50	22,932.00	8,314.86	383,896.38
Chief Financial Officer	2016	184,356.96	27,450.00	56,183.40	176,639.00	7,593.22	452,222.58
	2015	164,529.64	18,251.75	55,800.00	12,275.00	8,008.64	258,865.03

(1)	Reflects annual incentive award payments pursuant to our incentive bonus compensation plan. See 2017 Executive Compensation Components-Performance-Based Cash Incentive Bonus Compensation beginning on page 17 for more information.
(2)	Value based on grant date fair value of $27.65 per share for grants made on February 1, 2017, and $27.90 per share for grants made on June 13, 2017, valued in accordance with FASB Topic 718.
(3)	Reflects changes in present value of the NEO’s supplemental executive retirement plan.
(4)	See additional description in 2017 All Other Compensation Table.

The First Bancshares, Inc.
All Other Compensation
For the Year Ended December 31, 2017

Name	Year	Auto Allowance	401(k) Match	Group Term Life Insurance	Split Dollar Death Benefit BOLI	Additional Compensation (1)(2)	Total All Other Compensation
M. Ray (Hoppy) Cole, Jr.	2017	$3,290.00	$8,099.96	$385.25	$198.00	$9,507.72	$21,480.93
	2016	3,837.75	7,950.04	385.20	188.00	32,143.56	44,504.55
	2015	2,208.00	7,695.44	385.20	180.00	26,284.84	36,753.48

Donna T. (Dee Dee) Lowery	2017	0.00	6,063.09	385.25	136.00	1,730.52	8,314.86
	2016	0.00	5,598.97	349.20	130.00	1,515.05	7,593.22
	2015	0.00	5,146.31	339.00	426.00	2,097.33	8,008.64

(1)	Represents reimbursement for club dues and cell phones for named executive officers.

(2)	Includes fees paid to M. Ray (Hoppy) Cole, Jr. for 2017 in the amount of $5,850 representing Fees Earned or Paid in Cash for director fees

The First Bancshares, Inc.
Grants of Plan Based Awards
As of December 31, 2017

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	All Other Stock Awards: Number of Shares Of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards
M. Ray (Hoppy) Cole, Jr.	2/1/2017	$-	$-	10,717	(1)	$296,325.05
“	6/13/2017	-	-	3,584		99,993.60
“	2/14/2017	60,215.00	120,430.00	-		-

Donna T. (Dee Dee) Lowery	2/1/2017	-	-	4,000	(1)	110,600.00
“	6/13/2017	-	-	675		18,832.50
“	2/14/2017	16,725.00	33,450.00	-		-

(1)	Represents awards granted in 2017 based on the achievement of financial performance targets earned in 2016.

The First Bancshares, Inc.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2017

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Vesting Date (1)
M. Ray (Hoppy) Cole, Jr.	2,000	$30,000.00	11/3/2019
“	8,814	122,955.30	02/1/2020
“	10,106	173,317.90	02/1/2021
“	575	10,350.00	03/1/2021
	10,717	296,325.05	02/01/2022
	3,584	99,993.60	06/13/2022

Donna T. (Dee Dee) Lowery	800	12,000.00	11/3/2019
“	4,000	55,800.00	02/1/2020
“	3,276	56,183.40	02/1/2021
	4,000	110,600.00	02/01/2022
	675	18,832.50	06/13/2022

(1)	All awards are cliff vested five years from the grant date.

The First Bancshares, Inc.

Stock Vested

For the Year Ended December 31, 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
M. Ray (Hoppy) Cole, Jr.	8,102	$224,020.30
Donna T. (Dee Dee) Lowery	3,015	83,364.75

(1)	The shares included in the table represent gross shares exercised or vested. Actual shares issued, net of taxes, were 5,436 to Mr. Cole. Ms. Lowery received the gross amount.

(2)	The value realized by the NEO upon the vesting of restricted stock is calculated by multiplying the number of shares of stock vested by $27.65, the market value of the underlying shares on the vesting date, which is the amount that is taxable to the executive.

The First Bancshares, Inc.

Pension Benefits Table

For the Year Ended December 31, 2017

Name and Principal Position	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
M. Ray (Hoppy) Cole, Jr., President and Chief Executive Officer	The First, A National Banking Association Supplemental Executive Retirement Agreement	15	$1,030,800.70	$0.00
Donna T. (Dee Dee) Lowery, Chief Financial Officer	The First, A National Banking Association Supplemental Executive Retirement Agreement	13	429,463.35	0.00

(1)	The present value of accumulated benefit is based on a 5.5% discount rate. For more information on the Supplemental Executive Retirement Plan, see “Supplemental Executive Retirement Plans” in the Compensation Discussion and Analysis provided above.

The First Bancshares, Inc.
Potential Payments Upon Termination or Change-in-Control
As of December 31, 2017

Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retirement		Death		Disability		Termination without Cause or for Good Reason		Change in Control Only		Termination without Cause Following Change in Control
M. Ray (Hoppy) Cole, Jr.
Compensation:
Base Salary	$-		$-		$200,716	(1)	$630,456	(2)	$923,296	(3)	$-
Benefits & Perquisites:
BOLI Death Benefit	-		200,000		-		-		-		-
Restricted Stock Awards	1,423,575	(4)	1,423,575	(4)	-		-		1,423,575	(5)	1,423,575	(7)
Supplemental Executive
Retirement Plan (SERP)	1,030,801	(8)	2,961,650	(10)	310,824	(11)	93,247	(12)	1,030,801	(11)	1,030,801	(12)
Donna T. (Dee Dee) Lowery
Compensation:
Base Salary	-		-		-		-		-		498,245	(6)
Benefits & Perquisites:
BOLI Death Benefit	-		200,000		-		-		-		-
Restricted Stock Awards	537,316	(4)	537,316	(4)	-		-		537,316	(5)	537,316	(7)
Supplemental Executive
Retirement Plan (SERP)	429,463	(9)	1,337,100	(10)	103,612	(11)	31,084	(12)	429,463	(13)	429,463	(13)

The First Bancshares, Inc.

Potential Payments Upon Termination or Change-in-Control (Continued)

As of December 31, 2017

(1)	In the event of disability of Executive, salary will continue for 6 months or, if earlier, until date payments begin under disability insurance policy.
(2)	Lump sum severance payment and continuation of health benefits to end of term in the amount of $630,456 which includes eighteen times monthly salary totaling $602,149 plus health benefits of $28,307 through the end of the expiration of the contract term, 5-31-20.
(3)	Lump sum severance in the amount of 2x current annual salary, and bonuses accrued that would have been paid.
(4)	All non-vested restricted stock awards will become fully vested at the retirement or death of the NEOs. None of the NEO’s have reached retirement age under the restricted stock award Agreement, which is 65. Calculated based on 12-31-17 stock closing price of $34.20 per share.
(5)	All non-vested restricted stock awards will become fully vested in the event of a change of control in which the Company is not the survivor or if the acquirer does not assume the obligations. Calculated based on 12-31-17 stock closing price of $34.20 per share.
(6)	Arrangement provides for 2 x current annual salary plus benefits for 24 months after closing date and incentive payment.
(7)	All non-vested restricted stock awards will become fully vested if termination without cause occurs with 24 months of a change in control in which the Company is the survivor or the acquirer has assumed the obligations. Calculated based on 12-31-17 stock closing price of $34.20 per share.
(8)	Upon Separation from Service following attainment of age 65, Normal Retirement Benefit shall be $164,110 per year for 15 years, payable in 180 equal monthly installments. Amount shown represents the net present value of the benefit at normal Retirement. The NEOs had not reached retirement age at December 31, 2017.
(9)	Upon Separation from Service following attainment of age 65, Normal Retirement Benefit shall be $89,140 per year for 15 years, payable in 180 equal monthly installments. amount shown represents the net present value of the benefit at normal Retirement. The NEOs had not reached retirement age at December 31, 2017.
(10)	In the event of death while in active service of the bank, Mr. Cole and Ms. Lowery shall be paid $2,961,650 and $1,337,100, respectively. In the event of death during benefit payment period, beneficiary(s) shall receive remaining installment payments.
(11)	The SERP Agreement includes a benefit provision for Disability. The actual benefit payable would be equal to 100% of the Accrued Liability Balance and would be calculated upon such an event.
(12)	Upon the NEO’s termination without Cause or for Good Reason prior to age 65, the benefit shall be equal to the vested portion of the Accrued Liability Balance calculated as of the date of Separation from Service.
(13)	Upon a change in Control of the Company, the NEO would be entitled to receive 100% of that present value of the full normal retirement benefit.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO.

To identify the “median employee” we conducted a full analysis of our employee population, without the use of statistical sampling. We determined our median employee using Box 5 wages of the employee’s W-2 for the full year 2017. “Total compensation” consisted of base pay, bonuses, commissions, fringe benefits, incentives, severance and vacation payout. Using this methodology, we determined that the “median employee” was a Personal Banker. With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

For 2017, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $34,400, and the annual total compensation of our CEO was $662,109. Based on this information, for 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 19.2 to 1.

Director Compensation

Fees Earned or Paid in Cash. Directors of the Company were paid an annual retainer of $3,500. In order to receive the retainer, directors of the Company must attend at least 75% of the scheduled board and committee meetings during the year. Company directors were paid an additional $750 per meeting, which consisted of four regularly scheduled meetings and four special meetings. Further, directors of the Bank were paid an annual retainer of $8,000. In order to receive the retainer, directors of the Bank must attend at least 75% of the scheduled Bank board and committee meetings during the year.   The Bank directors were paid an additional $600 per meeting which consisted of twelve regularly scheduled meetings and one special meeting. Directors who served on the audit committee of the Company were paid $400 per meeting; directors who served on the compensation committee of the Company were paid $300 per meeting; directors who served on the nominating committee of the Company were paid $300 per meeting; and directors who served on the executive committee of the Company were paid $400 per meeting. Directors who served on the risk and loan committees of the Bank board were paid $300 per meeting. The Chairman of the Board of the Company was paid a retainer of $7,000 per quarter. Each of the chairmen of the audit, personnel and nominating committees were paid a retainer of $500 per quarter. The chairman of the risk committee was paid a retainer of $500 per quarter, as well.

Stock Awards. Directors of both the Company and the Bank are awarded restricted stock grants of 1,000 shares and the Chairman of the Board, who is a director of both the Company and Bank, is awarded a restricted stock grant of 2,500 shares. Directors of the Bank who are not directors of the Company are awarded a restricted stock grant of 250 shares, and directors of the Company who are not directors of the Bank are awarded a restricted stock grant of 500 shares.

The First Bancshares, Inc.

Director Compensation Table

For the Year Ended December 31, 2017

The table below summarizes the total compensation paid to or earned by our non-management directors (1) during 2017.

	Fees Earned or Paid in Cash (2)	Stock Awards ($)(3)	All Other Cash Compensation	Total
Rodney D. Bennett (4)	$24,600.00	$6,912.50	-	$31,512.50
David W. Bomboy	30,550.00	27,650.00	-	58,200.00
E. Ricky Gibson	69,650.00	69,125.00	-	138,775.00
Charles R. Lightsey	38,000.00	27,650.00	-	65,650.00
Fred A. McMurry	32,000.00	27,650.00	-	59,650.00
Gregory H. Mitchell (5)	3,850.00	13,825.00	-	17,675.00
Thomas E. Mitchell (4)	27,600.00	6,912.50	-	34,512.50
Ted E. Parker	33,800.00	27,650.00	-	61,450.00
J. Douglas Seidenburg	37,700.00	27,650.00	-	65,350.00
Andrew D. Stetelman	32,500.00	27,650.00	-	60,150.00

(1)	M. Ray (Hoppy) Cole, Jr. did not receive director stock awards. The director fees he received are shown in Summary Compensation Table under “All Other Compensation”.

(2)	Includes director fees and annual retainer paid to directors of the bank.

(3)	Value based on value at grant date of $27.65 per share for 1,000 shares to each director of both the bank and holding company, 2,500 shares to the Chairman of the Board, 500 shares to directors of the holding company only and 250 shares to directors of the bank only, and valued in accordance with FASB Topic 718.

(4)	Rodney D. Bennett and Thomas E. Mitchell were elected as directors of the Company on May 25, 2017.

(5)	Gregory H. Mitchell retired from the board of directors of the Company on May 25, 2017.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by the directors, director nominees, and NEOs, as of March 29, 2018.

Name of	Amount and Nature of		Unvested	Percent of
Beneficial Owner	Beneficial Ownership(1)		Restricted Stock(2)	Class(3)

Rodney D. Bennett	2,000		1,250	0.03%

David W. Bomboy, M.D.	123,080		4,000	1.03%

M. Ray (Hoppy) Cole, Jr.	29,558		41,625	0.58%

E. Ricky Gibson	90,418		10,000	0.81%

Charles R. Lightsey	86,356		4,000	0.73%

Fred A. McMurry	87,519	(4)	4,000	0.74%

Thomas E. Mitchell	3,000		1,250	0.03%

Ted E. Parker	79,672		4,000	0.67%

J. Douglas Seidenburg	95,240	(5)	4,000	0.80%

Andrew D. Stetelman	45,917		4,000	0.40%

Donna (Dee Dee) Lowery	15,047		15,711	0.25%

Directors and Executive Officers as a group	657,807		93,836	6.09%

(1)	Includes shares for which the named person:

-	has sole voting and investment power,
-	has shared voting and investment power with a spouse, or

-	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Restricted Stock granted under The First Bancshares, Inc. 2007 Stock Incentive Plan

(3)	Calculated based on 12,339,492 shares outstanding

(4)	Includes 5,634 shares registered to Oak Grove Land Company, Inc. Fred A. McMurry, a Director of the Company, is a 33% owner of the Oak Grove Land Company, Inc. Fred A. McMurry disclaims beneficial ownership of the shares held by Oak Grove Land Company, Inc. except to the extent of his pecuniary interest therein.
(5)	Includes 2,500 shares registered to M.D. Outdoor LLC. J. Douglas Seidenburg is a Member of M.D. Outdoor LLC and as such is the natural person having voting and dispositive power over the shares. Mr. Seidenburg is a Director of the Company. Mr. Seidenburg disclaims beneficial ownership of the shares held by M.D. Outdoor LLC except to the extent of his pecuniary interest therein.

Stock Ownership of Principal Stockholders

As of March 29, 2018, to the registrant’s knowledge, there were two beneficial owners of five percent (5%) or more of the outstanding common stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by the certain beneficial owners with more than five percent ownership in the Company’s stock as of March 29, 2018.

		Amount and
Title of Class	Name and Address of Beneficial Owner	Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	RMB Capital Management, LLC, and affiliates (2) 15 S. LaSalle Street, 34th Floor Chicago, IL 60603	1,072,804	8.69%
Common Stock	Charles J. Moore, The Banc Funds Company, L.L.C. and affiliates (3) 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	746,364	6.05%

(1)	Calculsed on 12,339,492 shares outstanding

(2)	Based on Schedule 13G/A filed February 13, 2018 by RMB Capital Management, LLC and affiliates providing the following holdings based on shared voting and dispositive power over 1,072,804 shares in the aggregate as follows: RMB Capital Holdings, LLC (1,072,804 shares), RMB Capital Management, LLC (1,072,804 shares), Iron Road Capital Partners, LLC (47,020 shares), RMB Mendon Managers, LLC (572,240 shares), Mendon Capital Advisors Corp. (453,544).

(3)	Based on Schedule 13G/A filed February 14, 2018 by The Banc Funds Company, LLC, and affiliates providing the following holdings based on sole voting and dispositive power: Banc Fund VII L.P. (105,756 shares), Banc Fund VIII L.P. (357,554 shares), and Banc Fund IX L.P. (283,054 shares) (collectively, the “Funds”), representing total beneficial ownership of 746,364 shares. The Banc Funds Company, L.L.C. (“Banc Funds”) is the general partner of the general partner of each of the Funds. As reported in the Schedule 13G/A, John M Baker, has sole voting and dispositive power with respect to all of the shares covered by the Schedule 13G, through his positions as manager of the Funds and principal of Banc Funds.

Corporate Governance

The Board’s Role in Risk Oversight.  The Board of Directors is responsible for oversight of management and the business and affairs of the Company, including the management of risk. The Board of Directors has delegated various aspects of its risk oversight responsibilities to the board’s committees. Each committee has the authority to engage the assistance of outside advisors. Because the banking industry is highly regulated, risks to the Company are monitored by the Board of Directors and the Audit Committee through the review of the Company’s and Bank’s compliance with regulations set forth by its regulatory authorities and recommendations contained in regulatory examinations.

The committees of the Board concentrate on specific risks for which they have an expertise, and each committee is required to make regularl reports to the Board of Directors on its actions. The Risk Committee of the Bank’s Board of Directors is responsible for risk oversight and makes regular reports to the Board of Directors. This committee monitors compliance with regulations and policies applicable to the Bank. The Audit Committee regularly monitors the Company’s exposure to certain reputational risks by establishing and evaluating the effectiveness of company programs to report and monitor fraud and by monitoring the Company’s internal control over financial reporting. The Compensation Committee’s role in monitoring the risks related to the Company’s compensation structure is discussed in further detail below.

Director Independence.  The Company currently has nine independent directors. The independent directors are Rodney D. Bennett, David W. Bomboy, E. Ricky Gibson, Charles R. Lightsey, Fred A. McMurry, Thomas E. Mitchell, Ted E. Parker, J. Douglas Seidenburg, and Andrew D. Stetelman. The Board of Directors has established guidelines to assist it in determining director independence which conform to the independence requirements of the Nasdaq Stock Exchange listing standards. In addition to applying these guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company.

Board Leadership Structure.   The CEO and Chairman positions are separated under the Company’s Board leadership structure. E. Ricky Gibson acts as the non-executive chairman and M. Ray (Hoppy) Cole serves as the CEO. The board of directors determined that this is the most effective way for its leadership to be structured and believes this is a best practice for governance. The members of the Company’s Board of Directors also serve as directors of the Bank in order to provide effective oversight of the Bank.

Standards of Conduct.  The Company’s Board of Directors has adopted a Code of Ethics for Financial Officers (“Code of Ethics”) that applies to its CEO, CFO, principal accounting officer and controller, and persons performing similar functions. The Company has made the Code of Ethics available on its website at www.thefirstbank.com. Any amendments to, or waivers from, our Code of Ethics applicable to our executive officers will be posted on our website within four days of such amendment or waiver.

Communicating Concerns to Directors.  The Audit Committee and the non-management directors have established procedures to enable any employee who has a concern about Company’s conduct, policies, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors through written notification directed to the Chairman of the Audit Committee, Doug Seidenburg, at P. O. Box 1197, Laurel, MS 39441, or by email to DougS@sburgcpa.com. Such communications may be confidential or anonymous. The Company’s Whistleblower Policy is available on the Company’s website, www.thefirstbank.com. The status of any outstanding concern, if any, is reported to the non-management directors of the Board of Directors periodically by the Chairman of the Audit Committee.

Shareholder Communications.  Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such communication to Chandra B. Kidd, Secretary, The First Bancshares, Inc., P. O. Box 15549, Hattiesburg, Mississippi, 39404. Communications that are not related to the duties and responsibilities of the board of directors or a committee will not be distributed, including spam, junk mail and mass mailings, surveys and business solicitations or advertisements. In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal.

Additional Information Concerning Officers and Directors

Meetings of the Board of Directors

It is the policy of the Company that directors attend all meetings. During the year ended December 31, 2017, the Board of Directors of the Company held 8 meetings which included 4 special meetings. All of the directors of the Company attended at least 75% of the Board meetings and meetings of each committee on which they served. The Board of Directors of the Bank held 12 regularly scheduled meetings and one special meeting during the year ended December 31, 2017. In addition, the independent directors of the Board meet in regular executive sessions without management present.

Annual Meeting Attendance

The Company encourages attendance of all of its directors at the annual meeting. All of the Board of Directors of the Company who were then serving attended the 2017 Annual Meeting.

Committees of the Board of Directors

The Company's Board of Directors has appointed an Audit Committee, a Compensation Committee, a Corporate Governance Committee and an Executive Committee.

The Audit Committee is composed of the following members, all of whom are independent directors: J. Douglas Seidenburg (Chairman), E. Ricky Gibson, Thomas E. Mitchell, and Charles R. Lightsey. The Board has adopted a written Audit Committee Charter, a copy of which can be found at the Company’s internet website at www.thefirstbank.com under “Corporate Governance.”  The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal control over financial reporting, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The Committee appoints the independent registered auditing firm and oversees the performance of the firm, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts for the Company. The Audit Committee reports its findings to the Board of Directors of the Company. The Board of Directors has determined that the members of the Audit Committee are independent. The Board of Directors has also determined that J. Douglas Seidenburg  is an audit committee financial expert. The Audit Committee met eight times during 2017.

The Compensation Committee is composed of the following members, all of whom are independent directors: E. Ricky Gibson (Chairman), David W. Bomboy, Ted E. Parker, and Andrew Stetelman. The Board of Directors has adopted a written Compensation Committee Charter and a Compensation Philosophy, which can be found at the Company’s internet website at www.thefirstbank.com under “Corporate Governance.” The Compensation Committee is responsible for evaluating and approving compensation plans, policies and programs for the Company and the Bank. Its duties include the development with management of all benefit plans for employees of the Company and the Bank, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all named executive officers of the Company. Decisions regarding the non-equity compensation of other executive officers are made by the Committee and the Chief Executive Officer. The Committee and the Chief Executive Officer annually review the performance of each of the named executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee). The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Board for approval. The Compensation Committee met ten times during 2017.

In March of 2018, the Nominating Committee was renamed the Corporate Goverannce Committee. The Corporate Governance Committee is composed of the following members, all of whom are independent directors: Charles R. Lightsey (Chairman), Fred A. McMurry, Ted E. Parker, and Ricky Gibson. The Corproate Governance Committee is responsible for nominating individuals for election to the Company's Board of Directors and recommending corporate governance princples to the Board. The Board of Directors has adopted a written Nominating Committee Charter, which can be found at the Company’s internet website at www.thefirstbank.com under “Corporate Governance.” The Nominating Committee met five times during 2017.

In considering whether to recommend any candidate for inclusion in the Board of Director’s slate of recommended director nominees, including candidates recommended by shareholders, the Corporate Governance Committee will consider a number of criteria, including, without limitation, financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence and any other factors the Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. Although the Nominating Committee has no official policy regarding diversity, the Committee seeks well-qualified nominees, and believes its Board of Directors represents a wide variety of backgrounds.

The Executive Committee’s primary purpose is to act on behalf of the Board of Directors between meetings of the Board of Directors. Membership consists of the Chairman, Vice-Chairman, CEO, Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Nominating Committee. Current members are Ricky Gibson, M. Ray (Hoppy) Cole, Jr., Doug Seidenburg, and Charles Lightsey. The Executive Committee met six times during 2017.

Additionally, the Board of Directors of the Bank appointed a Risk Committee. The Risk Committee is responsible for risk oversight and regularly reports to the Board of Directors on its findings. This Committee monitors compliance with regulations and policies. Current Members are Charles Lightsey, Dr. Rodney Bennett, M. Ray (Hoppy) Cole, Jr., and Fred McMurry. The committee met four times during the year ended December 31, 2017.

Report of the Audit Committee

The Audit Committee of the Company has:

-	Reviewed and discussed the audited financial statements with management of the Company.

-	Discussed with the independent auditors the matters required to be discussed under the appropriate Auditing Standards of the Public Company Accounting Oversight Board (PCAOB).

-	Received the written disclosures and the letter from the independent auditors required by the PCAOB from the auditors and have discussed with the independent auditors the auditors' independence.

-	Considered whether the provision of non-audit services to the Company by the auditor is compatible with maintaining their independence, and has determined that such independence has been maintained.

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee of the Board of Directors of The First Bancshares, Inc.

J. Douglas Seidenburg, Chairman

E. Ricky Gibson

Thomas E. Mitchell

Charles R. Lightsey

Certain Relationships and Related Transactions

Officers, directors and 10% beneficial owners of the Company and its associates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, are customers of the bank and have transactions with the banks in the ordinary course of business, and may continue to do so in the future.

All outstanding loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.

During 2017, Ellen N. Cole, former President, Pascagoula Branch, was paid total gross compensation of $277,346.75, which included approximately $231,356.11 in salary, $9,631.44 in annual incentive bonus paid in cash, and a grant of 1,315 shares of time vesting restricted stock of the Company. Mrs. Cole is the mother of M. Ray (Hoppy) Cole, Jr., President and CEO of the Company and the Bank, and also a director.

During 2017, Milton R. (Mit) Cole, III, President, Laurel Branch, was paid total gross compensation of $183,909.04 which included approximately $129,858.89 in salary, $7,570.50 in annual incentive bonus paid in cash and a grant of 1,681 shares of time vesting restricted stock of the Company. Mr. Cole is the son of M. Ray (Hoppy) Cole, Jr., President and CEO of the Company and the Bank, and also a director.

Additionally, Chase Blankenship, Senior Vice President and Commercial Lender, Hattiesburg, MS, is the son-in-law of Chairman of the Board and Director E. Ricky Gibson. Mr. Blankenship did not earn 2017 compensation in excess of $120,000. The Board has affirmatively determined that this relationship has no impact on Mr. Gibson’s independence.

There are other personnel throughout the Company related by birth or marriage, though none are related to Directors or Executive Officers of the Company.

Each year, directors, officers, and employees provide information regarding related party transactions. Although there is no formal written pre-approval procedure governing related party transactions, approval of the board is sought before engaging in any new related party transaction involving significant sums or risks. Approval of the board is also sought prior to hiring a family member of a director or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and beneficial owners of more than 10% to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Executive officers and directors are required by Securities and Exchange Commission Regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2017, the Company’s executive officers and directors complied with all applicable Section 16(a) filing requirements.

Independent Registered Public Accounting Firm

T.E. Lott & Company (“Lott”) served as the Company’s independent registered auditing firm during the fiscal year ending December 31, 2017. The Company expects a representative of this firm to attend the Meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from shareholders.

On February 15, 2018 (the “Notification Date”), the Company was notified by Lott that its senior audit partner had decided to retire and as a result Lott would not stand for re-appointment as the Company’s independent registered public accounting firm following the issuance of the Company’s audited financial statements and filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

On February 15, 2018, the Audit Committee of the Company’s Board of Directors approved the engagement of Crowe Horwath LLP (“Crowe”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2018, subject to completion of Crowe’s standard client acceptance procedures and the execution of an engagement letter. During the fiscal years ended December 31, 2015 and December 31, 2016, and the subsequent interim period through the Notification Date, neither the Company nor anyone acting on behalf of the Company consulted with Crowe regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written or oral advice was provided to the Company that Crowe concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Lott continued as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017. On March 16, 2018 (the “Filing Date”), the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC, at which time Lott completed its audit of the Company’s consolidated financial statements for such fiscal year and the Company’s retention of Lott as its independent registered public accounting firm with respect to the audit of Company’s consolidated financial statements ended.

Lott’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2016 and December 31, 2017 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2016 and December 31, 2017, and the subsequent interim period through the Filing Date, there were (i) no disagreements with Lott within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Lott, would have caused Lott to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company for such years; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Lott with a copy of the disclosures contained herein prior to filing with the Securities and Exchange Commission (the “SEC”) and requested that Lott furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the statements made above. A copy of Lott’s letter dated March 22, 2018, was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2018.

Fees and Related Disclosures for Accounting Services

The following is a summary of fees related to services performed for the Company by T.E. Lott & Company for the years ended December 31, 2017 and 2016:

	2017	2016

Audit Fees – Audit of the consolidated statements and internal control over quarterly review of Financial reporting, quarterly review of financial statements included in Form 10-Q comfort letter, and services in connection with consents and registration statements	$329,663	$241,166

Audit Related Fees – Services in connection with application of accounting pronouncements and acquisitions, SEC matters, and employee benefit plan audits	40,841	18,236

Tax Fees – Preparation of federal and state income tax and other returns, tax planning and consulting	31,432	23,248

All other fees	4,384	-

Total	$406,320	$282,650

The Audit Committee adopted pre-approval policies and procedures which require the Audit Committee to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that they do not impair the auditor’s independence. All of the fees set forth above were approved by the Audit Committee.

PROPOSAL 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has appointed Crowe Horwath, LLC, as its independent registered public accounting firm for the fiscal year ending December 31, 2018.

Although not required to do so, the Board of Directors has chosen to submit its appointment of Crowe Horwath for ratification by the Company's shareholders as a matter of good corporate governance. If our shareholders fail to ratify the appointment of Crowe, the Audit Committee will consider this information when determining whether to retain Crowe for future services.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm.

Proposal No. 2 will be approved if votes cast in favor of the proposal exceed votes cast against it.

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding option, warrants and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available to future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	207,250 shares
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	-0-	-0-	207,250 shares

PROPOSAL 3 – Advisory Vote on the Compensation of our Named Executive Officers

Pursuant to Section 14A of the Exchange Act, we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the rules of the SEC. This vote does not address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed in the section titled “Executive Officer Compensation.” This disclosure includes the “Compensation Discussion and Analysis” and the “Executive Compensation Tables,” including the accompanying narrative disclosures. At the 2017 annual meeting of shareholders, we provided our shareholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2017 annual meeting of shareholders. Our say-on-pay proposal was approved by approximately 96% of our shareholders whose shares were present in person or by proxy at the 2017 annual meeting and who voted or affirmatively abstained from voting (excluding broker non-votes). We are again asking our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of The First Bancshares Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the Company’s 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative executive compensation disclosures to the compensation tables included in this Proxy Statement.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and objectives continue to be designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns the interests of the executive officers with the Company’s overall business strategy, values and management initiatives intended to reward executives for strategic management and the enhancement of shareholder value and support a performance-oriented environment that rewards achievement of internal goals. In considering how to vote on this proposal, we encourage you to review all the relevant information in this Proxy Statement, including the “Compensation Discussion and Analysis”, the “Executive Compensation Tables,” and the rest of the narrative disclosures regarding our executive compensation program in the section titled “Executive Officer Compensation”.

While this advisory vote is not binding, the Board of Directors and the Compensation Committee value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Proposal No.3 will be approved if votes cast in favor of the proposal exceed votes cast against it.

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4 -- APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors believes it is necessary to increase the number of authorized shares of the Company's common stock to 40,000,000 shares. Presently, our authorized capital stock consists of 20,000,000 shares of voting common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of March 29, 2018 (the “Record Date”), the Company had 12,339,492  shares of common stock outstanding, and no shares of preferred stock outstanding. Also as of the Record Date, 207,250 shares of common stock were reserved for issuance under our 2007 Plan. In total, 7,453,258 shares of common stock remain available for issuance as of the Record Date

On March 1, 2018, we completed our merger with Southwest Banc Shares, Inc. (“Southwest”), the holding company of First Community Bank. The Company issued 1,134,010 shares of Company common stock plus $24 million in cash, to the Southwest shareholders as consideration in the Southwest merger. In addition, on December 6, 2017, the Company entered into an agreement and plan of merger to acquire Sunshine Financial, Inc. (“Sunshine”), the holding company of Sunshine Community Bank. Under the terms of the agreement, holders of Sunshine common stock will receive, at the election of each Sunshine shareholder, either (i) $27.00 in cash, or (ii) 0.93 of a share of First Bancshares’ common stock, provided that the total mix of merger consideration is fixed at 75% stock and 25% cash. We may issue up to 772,551 shares of Company common stock in the merger with Sunshine, which is expected to close in the second quarter of 2018, subject to customary closing conditions, and approval of Sunshine’s shareholders.

On March 23, 2018, the Board determined that the increase in the number of authorized shares of common stock was advisable and in the best interests of the Company and our shareholders and unanimously approved an amendment to Article Five of our Amended and Restated Articles of Incorporation to increase the authorized number of shares of common stock from 20,000,000 to 40,000,000 shares, subject to shareholder approval of the amendment. Under the proposed amendment, the number of authorized shares of common stock available for issuance would increase to 27,453,258 as of the Record Date, which does not give effect to the issuance of the shares of Company common stock in the Sunshine merger.

The recommended increase is needed to provide for additional shares of common stock for potential future mergers and acquisitions activities, capital raising transactions, and such other corporate purposes as the Board may deem advisable. Our Board believes that it is in the best interests of the shareholders for the Board to have the flexibility to issue additional shares of common stock in any or all of the above circumstances. The additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of activities, in most cases without the necessity of obtaining further shareholder approval. Except for the Sunshine transaction and the activities described above and as previously disclosed in our public filings with the SEC, there are presently no arrangements, intentions, nor understandings with the respect to the issuance of any additional shares of Common Stock.

Any additional authorized shares of common stock will be identical to the shares of common stock now authorized and outstanding. The proposed increase in the number of shares of common stock will not change the number of shares of stock outstanding, have any immediate dilutive effect or change the rights of current holders of our common stock. However, to the extent that the additional authorized shares of capital stock are issued in the future, they may decrease existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing shareholders and may dilute earnings and book value on a per share basis. Shareholders do not have preemptive rights to acquire the common stock authorized by this amendment, which means that current shareholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership of our common stock. Holders of our common stock are entitled to one vote per share on all matters to be decided by the shareholders.

Although the issuance of additional shares of common stock could, in certain instances, discourage an attempt by another person or entity to acquire control of us, we have not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes.

If approved by our shareholders, the proposed amendment to our Amended and Restated Articles of Incorporation would become effective upon filing with the Secretary of State of Mississippi. We anticipate that this filing would be made as promptly as reasonably practicable following our Annual Meeting.

A copy of the proposed amendment to the Company's Amended and Restated Articles of Incorporation as adopted by the Board of Directors is included in this Proxy Statement as Appendix "A".

Vote Required to Approve the Amendment to our Amended and Restated Articles of Incorporation to Increase the Number of Shares of Authorized Common Stock

Proposal No. 4 will be approved if votes cast in favor of the proposal exceed votes cast against it.

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

SOLICITATION OF PROXIES

The cost of soliciting proxies from shareholders will be borne by the Company. The initial solicitation will be by mail. Thereafter, proxies may be solicited by directors, officers and employees of the Company or the Bank, by means of telephone, email or other electronic means, advertisements or personal contact, but without additional compensation therefore. The Company will reimburse brokers and other persons holding shares as nominees for their reasonable expenses in sending proxy soliciting material to the beneficial owners.

PROPOSALS OF SHAREHOLDERS

Any proposal of a shareholder to be presented for action at the annual meeting of shareholders to be held in the year 2019 must be received at the Company's principal executive office no later than December 13, 2018, if it is to be included in the Company’s proxy statement. After this date, any proposal to be presented at the annual meeting but not included in the Company’s proxy statement will be considered untimely if not delivered on a date on or before the later of: (1) 60 days prior to the 2019 annual meeting or (2) 10 days after a notice of the meeting is provided to the shareholders. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company's bylaws relating to shareholder proposals and certain Securities and Exchange Commission Regulations in order to be included in the Company's proxy materials.

Any shareholder nominations for directors for consideration by the Corporate Governance Committee in making its recommendations to the Board of Directors for the 2019 annual meeting of shareholders should be made in writing addressed to the Corporate Governance Committee, c/o Chandra Kidd at 6480 U.S. Highway 98 West (39402), Post Office Box 15549, Hattiesburg, Mississippi, 39404-5549, by December 13, 2018. It is the Corporate Governance Committee's policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company's Board of Directors. The Corproate Goverancne Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. The Corporate Governance Committee will consider only those director candidates recommended in accordance with the Nominating Committee Shareholder Policies and Procedures, a copy of which can be found at the Company’s internet website at www.thefirstbank.com under “Corporate Governance.”

APPENDIX A

PROPOSED AMENDMENT TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

THE FIRST BANCSHARES, INC.

RESOLVED, that Article Five of the Amended and Restated Articles of Incorporation of The First Bancshares, Inc. is hereby amended by deleting the current Article Five and inserting the following Article Five to read in its entirety as follows:

ARTICLE FIVE

CAPITALIZATION

The Corporation shall have the authority, exercisable by its board of directors (the "Board of Directors"), to issue up to 40,000,000 shares of voting common stock, par value $1.00 per share (the "Common Stock").

The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles of Incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the Act, and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the shares of Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF THE FIRST BANCSHARES, INC. TO BE HELD ON MAY 24, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. M. Ray (Hoppy) Cole, Jr., with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personal present, at the Annual Meeting of shareholders of The First Bancshares, Inc. to be held on May 24, 2018, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxy will have the authority to vote FOR all nominees, and FOR Proposals 2, 3, and 4. Proposals – The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, and 4. 1. Election of Directors For Withhold For Withhold 01 – Charles R. Lightsey 02 – Fred A. McMurry 03 – Thomas E. Mitchell 04 – Andrew D. Stetelman (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below) 2. Proposal to Ratify the appointment of Crowe Horwath LLP as the Independent Registered Public Accounting Firm of the Company. For Against Abstain  3. Approval, on advisory basis, of the compensation of our named executive officers. For Against Abstain 4. Approval of Amendment to Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock. For Against Abstain Authorized Signatures – This section must be completed for your vote to be counted—Date and Sign Below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 Signature 2 Date (mm/dd/yyyy) Votes must be indicated by an (x) in Black or Blue Ink. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.